Exhibit 99.1

SNRG Corporation Announces License Agreement

November 3, 2009 – SNRG Corporation (Pinksheets: SNRG) announced this morning that the Company has entered into an exclusive North American technology agreement with Vega Invest AG d/b/a Enviropark Global AG for advanced waste processing and materials recovery technologies.

The agreement grants the Company all North American rights to the Enviropark concept and related technologies. The Enviropark model brings together a matrix of waste streams that create an economically viable combination of revenue from tipping fees and the sale of recycled materials on the upstream side of gasification and revenues from materials and products derived from the syngas and inorganic liquids produced from the gasification of a blended waste feedstock.

According to the Chief Executive Officer of SNRG Corp., D. Elroy Fimrite, “In the evolution of manufacturing we have had magnificent developments in the creation of useful products from virgin materials, but we have not been as creative in recapturing these materials after the product life expires. We not only bury and incinerate most of these products, but we bury and incinerate by-products and waste resulting from the processes leading to the manufacture of the products. The Enviropark technologies focus on producing virgin materials from all of the waste generated in making and consuming these products.”

“The core technology of the Enviropark model is gasification, a process where materials are heated to extremely high temperatures in a sealed vessel without enough oxygen to allow combustion. In this process all inorganic materials such as metals, sand and rock, melt and are recovered as liquids and all organic materials are converted to a gaseous state, with the largest component being a synthesis gas composed mostly of hydrogen. The syngas is a basic petrochemical feedstock usually derived from reforming methane and is the derivative feedstock for a very large number of products we use every day, added Mr. Fimrite.”

FORWARD-LOOKING STATEMENTS AND SAFE HARBOR STATEMENT:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). In particular, when used in the preceding discussion, the words "believes," "expects," "intends," "will," “plans,” “hopes,” "anticipated," or "may," and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act, and are subject to the safe harbor created by the Act. Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with the Company’s business focus; the Company’s ability to acquire its target facilities and raise needed funding; the potential productivity of our proposed properties; changes in the operating costs and changes in economic conditions and conditions in the recycling and de-manufacturing industry and the unproven nature of such technologies and its commercial viability.  Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations or intentions will prove to be accurate. SNRG Corporation takes no obligation to update or correct forward-looking statements, and also takes no obligation to update or correct information prepared by third parties that are not paid for by the Company.
Investor Relations Contacts:

Mr. Christian Hansen, Market Specialist	Mr. Jim Elbert
Equititrend Advisors, LLC	Destiny Focus Consulting Inc.
800-585-6988	630-847-4255

Authorized by:
D. Elroy Fimrite
President & CEO